As filed with the Securities and Exchange Commission on November 20, 2006     Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

INTERNATIONAL ALUMINUM CORPORATION

(Exact name of registrant as specified in its charter)

California	95-2385235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

767 Monterey Pass Road

Monterey Park, California 91754

(Address of principal executive offices)

International Aluminum Corporation 2001 Stock Option Plan

(Full title of the plan)

Ronald L. Rudy

President and Chief Executive Officer

International Aluminum Corporation

767 Monterey Pass Road

Monterey Park, California 91754

(Name and address of agent for service)

(323) 264-1670

(Telephone number, including area code, of agent for service)

Copy to:

Dale E. Short

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $1.00 per share	392,200 shares	(1)	$44.61	(2)	$17,496,042	(2)	$1,872.08

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, there also are being registered an indeterminate number of additional shares of common stock that may become issuable under the International Aluminum Corporation 2001 Stock Option Plan as a result of the anti-dilution adjustment provisions of the plan.

(2)   The proposed maximum offering price per share and maximum aggregate offering price were estimated for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on November 15, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.*

Item 2.            Registrant Information and Employee Plan Annual Information.*

*              The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

The following documents previously filed by International Aluminum Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:

•      The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed on September 12, 2006;

•      The Company’s Current Report on Form 8-K filed on October 30, 2006;

•      The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 6, 2006; and

•      The description of the Company’s common stock contained in its registration statement on Form 8-A filed on January 16, 1978, File No. 1-7256, including any amendment or report subsequently filed for the purpose of updating such description.

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.  Description of Securities

Not applicable.

Item 5.            Interests of Named Experts and Counsel

Not applicable.

Item 6.            Indemnification of Directors and Officers

Sections 204 and 317 of the California General Corporation Law authorize a corporation such as the Company to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed legal actions or proceedings that are based upon their service as directors, officers, employees or other agents of the Company or that are based upon their service as directors, officers, employees or other agents of certain other specified entities.  The California General Corporation Law also provides that the Company is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent.

Article III, Section 3.15, of the Company’s Amended and Restated Bylaws authorizes, but does not require, the Company to indemnify its officers, employees and other agents against the expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person was or is an agent of the Company.  Article III, Section 3.15, of the Company’s Amended and Restated Bylaws also authorizes the Company, to the maximum extent permitted by the California Corporations Code, to advance expenses incurred by any agent of the Company in defending any proceeding and to purchase and maintain insurance on behalf of agents of the Company against any liability asserted against or incurred by any agent in such capacity arising out of the agent’s status as such.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.            Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1           International Aluminum Corporation 2001 Stock Option Plan (previously filed on September 12, 2006 as Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and incorporated herein by reference).

4.2           Form of Stock Option Agreement for the International Aluminum Corporation 2001 Stock Option Plan.

5.1           Opinion of Troy & Gould Professional Corporation (included with this registration statement).

23.1         Consent of PricewaterhouseCoopers LLP (included with this registration statement).

23.2         Consent of Troy & Gould Professional Corporation (included in the opinion filed as Exhibit 5.1).

24.1         Power of Attorney (included on the signature page of this registration statement).

Item 9.            Undertakings

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monterey Park, California, on November 16, 2006.

INTERNATIONAL ALUMINUM CORPORATION

By:	/s/ Ronald L. Rudy
Ronald L. Rudy President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald L. Rudy as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cornelius C. Vanderstar	Chairman of the Board	November 16, 2006
Cornelius C. Vanderstar

/s/ Ronald L. Rudy	Director; President and	November 16, 2006
Ronald L. Rudy	Chief Executive Officer
(Principal Executive Officer)

/s/ Mitchell K. Fogelman	Senior Vice President-Finance	November 16, 2006
Mitchell K. Fogelman	(Principal Financial Officer)

/s/ Michael J Norring	Controller	November 16, 2006
Michael J. Norring	(Principal Accounting Officer)

/s/ John P. Cunningham	Director	November 16, 2006
John P. Cunningham

/s/ Alexander L. Dean	Director	November 16, 2006
Alexander L. Dean

/s/ Joel F. McIntyre	Director	November 16, 2006
Joel F. McIntyre

/s/ Norma A. Provencio	Director	November 16, 2006
Norma A. Provencio

/s/ Robert H. Longnecker	Director	November 16, 2006
Robert H. Longnecker

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1           International Aluminum Corporation 2001 Stock Option Plan (previously filed on September 12, 2006 as Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and incorporated herein by reference).

4.2           Form of Stock Option Agreement for the International Aluminum Corporation 2001 Stock Option Plan.

5.1           Opinion of Troy & Gould Professional Corporation (included with this registration statement).

23.1         Consent of PricewaterhouseCoopers LLP (included with this registration statement).

23.2         Consent of Troy & Gould Professional Corporation (included in the opinion filed as Exhibit 5.1).

24.1         Power of Attorney (included on the signature page of this registration statement).